Exhibit 99.1
KEYCORP
BASE SALARY
(Award of Restricted Stock)
«Name»
By action of the Compensation and Organization Committee (the “Committee”) of the Board of Directors of KeyCorp, you have been awarded as additional base compensation during your employment with KeyCorp, on an annualized basis, $XXX (“Annual Stock Base Salary”). The Annual Stock Base Salary will to be paid to you in shares of Restricted Stock of KeyCorp pursuant to the KeyCorp 2004 Equity Compensation Plan (the “Plan”), subject to the requirements set forth in this agreement (the “Agreement”). Unless otherwise indicated, the capitalized terms used herein shall have the same meaning as set forth in the Plan.
1.	Annual Stock Base Salary Award. Subject to your continued employment with KeyCorp, your Annual Stock Base Salary shall be paid to you in bi-weekly installments, at the conclusion of each of the Corporation’s bi-weekly pay periods, in the amount of $XXXXX.

2.	Number of Shares. The number of shares of Restricted Stock to be awarded to you with respect to each bi-weekly pay period will be determined with respect to each pay period by dividing $XXXX by the reported closing price on the New York Stock Exchange (“NYSE”) for a share of KeyCorp common stock on the pay date for such period (or if not a NYSE trading day, then on the immediately preceding trading day). The number of shares of Restricted Stock to be awarded to you with respect to a bi-weekly pay period during which you terminate employment, shall be pro-rated based on the number of days during such pay period until the date of your termination of employment.

3.	Vesting/Transfers Void. The shares of Restricted Stock subject to this Agreement shall be fully vested as of the date of their grant to you, but may not be sold, transferred, or otherwise disposed of, pledged or otherwise hypothecated until the earlier of (i) the date on which any obligation arising from the financial assistance provided to the Corporation under the Troubled Asset Relief Program (“TARP”) is no longer outstanding (disregarding any warrants to purchase Common Shares), or (ii) your termination of employment due to your death or Disability. Any purported transfer or encumbrance of the shares of Restricted Stock prior to the time set forth in this paragraph 3 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such shares of Restricted Stock.

4.	No Acceleration. Notwithstanding the provisions of Section 12 of the Plan entitled “Acceleration upon Change of Control,” the transfer restrictions set forth in paragraph 3 above shall continue to apply upon and following a Change of Control.

5.	Rights as a Shareholder. From and after the date of grant, you shall have all of the rights of a shareholder with respect to the shares of Restricted Stock granted hereby, including the right to vote the shares of Restricted Stock and receive any dividends that may be paid thereon; provided however that any additional Common Shares or other securities that you may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same terms and restrictions as the shares of Restricted Stock covered by this Agreement, including, without limitation, Section 3.

5.	Tax Withholding. You shall be permitted to satisfy, in whole or in part, any withholding tax obligation that may arise in connection with the bi-weekly payment of Restricted Stock pursuant to this Agreement by delivering to KeyCorp in Common Shares or cash an amount equal to such withholding tax obligation or, alternatively, the withholding tax obligation may be satisfied by the Corporation withholding Common Shares from any grant of Restricted Stock under this Agreement.

6.	Condition. The base compensation increase is conditioned upon your execution and delivery of this Agreement to KeyCorp. The base compensation increase shall be paid to you solely during your employment with the Corporation and shall terminate on your termination of employment for any reason.

7.	Amendment and Modification. The Committee may, in its sole discretion, and without your consent, at any time terminate, suspend or modify this Agreement. The terms and conditions of this Agreement are intended to comply with applicable law and shall be subject to and limited by any requirements or limitations that may apply under any applicable law, including the Emergency Economic Stabilization Act of 2008 as amended from time to time, including as amended by the American Recovery and Reinvestment Act of 2009 (“EESA”) and all regulations and guidance promulgated thereunder (the “EESA Guidance”). In the event that all or any portion of this Agreement is found to be conflict with the requirements of EESA and EESA Guidance, then in such event this Agreement shall be automatically modified to reflect the requirements of the law, regulation and/or guidance, and this Award shall be interpreted and administered accordingly. As a condition of your receiving the base compensation increase payable in Restricted Stock under this Agreement, you acknowledge (i) that this Agreement remains subject to the requirements of EESA and the EESA Guidance, (ii) that it is subject to modification in order to comply with EESA and the EESA Guidance, and (iii) that you agree to immediately repay all amounts that may have been paid to you under this Agreement that are later determined to be in conflict with the requirements of EESA and the EESA Guidance.

8.	Other Benefits. You agree that, except as otherwise required by applicable law, including Section 409A of the Internal Revenue Code of 1986, as amended, the award of Restricted Stock pursuant to this Agreement and any dividends paid thereon will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any benefit or payment under any pension, retirement or profit-sharing plan of the Corporation or any life insurance, disability or other benefit plan of the Corporation.

9.	Not An Employment Agreement. Nothing herein contained shall be construed as a commitment to or agreement with you to continue your employment with the Corporation or any of its Subsidiaries, and nothing herein contained shall be construed as a commitment or agreement on the part of the Corporation or any Subsidiary to continue your employment or your annual rate of compensation for any period.

________________, 2009
Thomas E. Helfrich
Executive Vice President

Acknowledged and Agreed:

«Name»- Sign Your Name

Date